As filed with the Securities and Exchange Commission on March 13, 2020

Registration No. 333-232331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InterXion Holding N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	4813	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Scorpius 30

2132 LR Hoofddorp

The Netherlands

+31 20 880 7600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

28 Liberty St., Floor 42

New York, New York 10005

United States

(212) 894-8940

(Name, address and telephone number of agent for service)

With copies to:

Julian T.H. Kleindorfer, Esq.

Latham & Watkins LLP

355 S. Grand Ave.

Los Angeles, CA 90071-1560

(213) 485-1234

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

RECENT EVENTS: DEREGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by InterXion Holding N.V., a Dutch public limited liability company (naamloze vennootschap) organized under the Laws of the Netherlands (the “Company”), relates to the Registration Statement on Form F-3 (Registration Number 333-232331) filed by the Company with the U.S. Securities and Exchange Commission on June 25, 2019 (the “Registration Statement”), pursuant to which the Company registered an indeterminate number of ordinary shares of the Company, par value €0.10 per share.

Pursuant to a Purchase Agreement, dated as of October 29, 2019, as amended on January 23, 2020 (the “Purchase Agreement”), by and among the Company, Digital Realty Trust, Inc., a Maryland corporation (“DLR”), and Digital Intrepid Holding B.V. (formerly known as DN 39J 7A B.V.), a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands and an indirect subsidiary of DLR (“Buyer”), (i) on March 12, 2020, Buyer completed an offer to exchange each outstanding Company ordinary share, par value €0.10 per share, validly tendered and not properly withdrawn pursuant to the offer for 0.7067 shares of DLR common stock, par value $0.01 per share, and (ii) on March 12, 2020, the Company merged with and into InterXion II B.V. (formerly known as Intrepid II B.V.) (“InterXion II”), an indirect wholly owned subsidiary of Buyer, with InterXion II surviving the merger (collectively, the “Transactions”).

As a result of the completion of the Transactions and in connection with the other transactions contemplated by the Purchase Agreement, the Company is terminating all offerings of its securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands, on March 13, 2020.

INTERXION II B.V., as successor by merger to InterXion Holding N.V.

By:	/s/ Andrew P. Power
Name: Andrew P. Power
Title: Managing Director

By:	/s/ Jeffrey Tapley
Name: Jeffrey Tapley
Title: Managing Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.